T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name of Fund:  The Prudential Series Fund, Inc. -  SP Large
Cap Value Portfolio

1.   Name of Issuer:  Schering-Plough Corporation Secondary

2.   Date of Purchase:  August 9, 2007

3.   Number of Securities Purchased:  7,000

4.   Dollar Amount of Purchase:  $192,500

5.   Price Per Unit:  $27.50

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:    Goldman, Sachs & Co.

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
BNP Paribas Securities Corp.
J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC
Daiwa Securities America Inc.
Santander Investment Securities Inc.
Utendahl Capital Partners, L.P.
The Williams Capital Group, L.P.